UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 20, 2006

POWERSHARES DB COMMODITY INDEX TRACKING FUND

DB COMMODITY INDEX TRACKING MASTER FUND

(Exact name of each Registrant as specified in its Charter)

PowerShares DB Commodity Index Tracking Fund – Delaware DB Commodity Index Tracking Master Fund – Delaware	32-6042243 30-0317551
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer ID Number(s))

c/o DB Commodity Services LLC 60 Wall Street New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

001-32726

001-32727

(Commission File Number(s))

(212) 250-5883

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers.

Effective as of October 20, 2006, Robert Lazarus resigned as Director, Chief Compliance Officer and as a member of the Board of Managers of DB Commodity Services LLC, the managing owner (the “Managing Owner”) of PowerShares DB Commodity Index Tracking Fund and DB Commodity Index Tracking Master Fund.

Effective as of August 31, 2006 and October 25, 2006, Martin Kremenstein has been appointed as Vice President and member of the Board of Managers of the Managing Owner, respectively. A biography of Mr. Kremenstein is set forth below:

Martin Kremenstein, age 30, joined Deutsche Bank AG in August 2006, and serves as a Vice President in the Global Currency & Commodities Complex Risk Group with responsibility for providing currency and commodity-based investor solutions to the DB sales force in the Americas. Mr. Kremenstein serves as a Vice President of the Managing Owner. Prior to joining Deutsche Bank, Mr. Kremenstein worked for JPMorgan Chase from September 1998 to August 2006, initially in London and then, from June 2003, in New York. From February 2005 to August 2006, Mr. Kremenstein worked in Market Risk Management, covering the Credit Portfolio division initially as an Associate, and later as a Vice President. From September 1998 to February 2005, Mr. Kremenstein worked in various roles in Operations at JPMorgan Chase, including managing the Credit Portfolio Credit Hedge Analysis team, managing projects for the Credit Portfolio Market Hedge team, and managing P&L production for the Counterparty Risk Book (London). Mr. Kremenstein received his B.A. from the University of Leeds in 1998. His listing as a principal and registration as an associated person of the Managing Owner are pending with the National Futures Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PowerShares DB Commodity Index Tracking Fund

By:	DB Commodity Services LLC,
its Managing Owner

By:	/s/ Gregory S. Collett
Name:	Gregory S. Collett
Title:	Chief Operating Officer

By:	/s/ Martin Kremenstein
Name:	Martin Kremenstein
Title:	Vice President

DB Commodity Index Tracking Master Fund

By:	DB Commodity Services LLC,
its Managing Owner

By:	/s/ Gregory S. Collett
Name:	Gregory S. Collett
Title:	Chief Operating Officer

By:	/s/ Martin Kremenstein
Name:	Martin Kremenstein
Title:	Vice President

Date: October 26, 2006